EXHIBIT 99.2

Q3FY2003 Earnings Conference Call Transcript

April 17, 2003

HOST FROM CLIENT INSTANT ACCESS:

Good afternoon, ladies and gentlemen, and welcome to Scientific-Atlanta’s Q3 fiscal year 2003 earnings conference call. (CALLER INSTRUCTIONS FROM CLIENT INSTANT ACCESS). It is now my pleasure to turn the floor over to your host, Mr. Tom Robey, Vice President, Investor Relations of Scientific-Atlanta. Sir, please begin when ready.

MR. TOM ROBEY:

Thank you, John. Welcome to the Scientific-Atlanta Third Quarter Fiscal Year 2003 conference call.

With me this evening are:

•	Jim McDonald, Chairman, President and Chief Executive Officer
•	Wally Haislip, Chief Financial Officer
•	Allen Ecker, Corporate Executive Vice-President
•	Michael Harney, Corporate Senior Vice-President & President of our Subscriber business, and
•	Dwight Duke, Corporate Senior Vice-President and President of our Transmission Network Systems business

Before we begin our call, I will read the required cautionary statement:

During this call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended December 27, 2002.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, April 17, 2003. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note also that we plan to furnish a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within five business days. Note also that Jim’s prepared comments will be available on our web site at scientificatlanta.com/investors promptly following this conference call.

Now I will turn the call over to Jim who will make some comments before taking your questions.

MR. JAMES MCDONALD:

Thank you, Tom. Good evening and thank you for joining us.

Today Scientific-Atlanta reported third quarter earnings of $27 million, or $0.18 per share, on sales of $383 million. We had another good quarter in an environment that remains mixed.

We’ll begin this evening with a review of our financial results.

Bookings are orders received by the company during the quarter that are eligible for inclusion in the backlog. Our policy is to place in our backlog orders for product scheduled for shipment within six months from the end of the reported quarter.

In our third quarter, bookings were $340 million, a decline of 31 percent from last year, but a slight increase from last quarter’s reported bookings. Note that the December quarter results included $19 million de-booking related to the termination of a contract with ish, a cable operator in Germany. There was no comparable de-booking in the third quarter of the current year.

Bookings of subscriber products were $215 million. Bookings of transmission products were $102 million, and satellite product bookings were $23 million.

International bookings increased sequentially to $80 million, resulting from an increase in orders from customers in Canada. In addition, the preceding quarter included a $19 million de-booking related to the termination of the contract with ish.

Backlog, at $340 million, declined by 56 percent from a year ago and 11 percent from last quarter. The backlog contained approximately 800 thousand digital set-tops. Even though we have a six-month bookings policy, we have the production capacity to respond quickly to customer demands. We believe that our customers may have shortened their ordering cycles accordingly.

Third quarter sales declined 15 percent from last year’s third quarter, but increased 9 percent sequentially to $383 million. Sales of subscriber products were $269 million, down slightly from last year’s third quarter, but an 18 percent increase sequentially. In the third quarter, we sold 929 thousand Explorer digital set-tops, including 106 thousand Explorer 8000 home entertainment servers and 54 thousand HD set-tops. In total, set-tops with digital video recording capabilities, high-definition capabilities, or integrated DOCSIS cable modems constituted more than 50 percent of set-top shipments.

In the third quarter, we sold 171 thousand WebSTAR™ cable modems.

Sales of transmission products were $91 million. Third quarter results included sales related to product lines we acquired from Arris in November. We are pleased with the results from that acquisition. Satellite product sales were $23 million.

International sales of $77 million increased slightly from previous quarters but decreased five percent from the third quarter of last year. Compared to both earlier periods, sales in Canada, Asia, and Latin America have increased, but sales in Europe have declined.

Gross margins in the third quarter was 34.1 percent, a decline of 2.9 points from last year, but a 2.5 point increase from last quarter’s reported gross margins. Note that the termination of the ish contract in the December quarter negatively impacted the gross margins by 2.3 points. There was no comparable transaction in the third quarter of the current year. Year-to-year decline was driven by increased shipments of new set-top models that have currently have lower gross margins than the company average.

Operating expenses of $86 million in the third quarter declined eight percent from last year. Operating expenses included a restructuring charge of $3.6 million, which was slightly higher than we expected at the beginning of the quarter due to higher than anticipated employment realignments made at various locations. We expect that we will record an additional charge of $3 million in the fourth quarter related to actions commenced in the third quarter.

Restructuring charges in the third quarter and incremental expenses related to the acquisition of assets from Arris and ChanneLogics, which were completed in the December quarter, largely offset expense reductions achieved in the third quarter.

Research and development expenses were $36 million, down slightly compared with both prior quarter and prior year. SG&A expenses were $46 million, down 11 percent from last year and down three percent sequentially. These declines were driven primarily by reduction in expenses related to restructuring.

Earnings in the third quarter were $27 million, or $0.18 a share. Included in this quarter’s earnings were after-tax charges of $7 million, or $0.04 a share, for the previously mentioned restructuring and the mark-to-market adjustments of various equity investments. In the quarter, a privately-held company in which we have a strategic investment is seeking a new round of financing. Because the implied valuation of the investment has declined, we recorded a mark-to-market adjustment.

The effective tax rate for the quarter was 34 percent.

In our third quarter, cash provided by operating activities was $186 million. Year to date, we have generated $300 million of cash from operating activities.

Accounts receivable declined by $56 million. DSO improved to 53 days from 60 days in the previous quarter. Inventory turns increased to 7.4 from 6.0 in the previous quarter.

In the quarter, we repurchased approximately 5.9 million of the company’s shares for $72 million. We completed an authorization for repurchase of 8 million shares and began buying shares under a new authorization for the purchase of up to 10 million additional shares, which was approved by our Board of Directors in February, 2003. Approximately

9.4 million shares remain on the new authorization. Year-to-date, we have spent $104 million on share repurchases.

Our cash and short-term investments increased by $105 million sequentially to $888 million.

Next, we’ll turn to our discussions to the developments and trends in our business, starting with subscriber.

A couple of announcements in the past week highlight the challenges and opportunities faced by the cable industry.

The first was the expected offer by News Corporation to acquire 34 percent of DirecTV. This combination promises to reshape the competitive landscape in the multi-channel video market. On the news conference call last week, Rupert Murdoch reiterated that he intends to compete with a “rich array of content, programming, and technological services”. In particular, he highlighted high-definition television, digital video recording, and interactivity as components in bringing what he termed (quote) “the most rewarding experience to consumers”.

DirecTV has already made a start on this promise, with between 300,000 and 400,000 existing DVR subscribers and the expectation to have nearly one million by the end of the year. The satellite operators appear to recognize that the DVR platform may allow them to expand their market share. Coupled with interactive applications that have met with success at BSkyB in Europe, DirecTV’s broad high-end strategy may pose a serious challenge to cable operators.

A second event last week provides further evidence of both the opportunity and challenge presented by emerging trends in the video services market. TiVo announced new features that reflect consumer interest in multi-room viewing, broadband remote scheduling, and sharing of digital music and photos between a computer and a television within the same home. Tivo has positioned their service as “an entertainment center that allows entertainment lovers to effortlessly enjoy video, digital music and photos throughout the home”. This represents a direct competitive threat to cable operators’ strategy for the home entertainment network.

These announcements underscore the importance of an aggressive video strategy to our customers. On average, our MSO customers derive nearly 85 percent of their revenues from video-related services. In contrast, we expect major domestic MSOs to spend approximately 20 percent of their capex budgets on digital set-top products. We believe that, through their announced reductions in spending on plant upgrades and through improvements of self-installation of set-tops, our customers can find the capital they need to buy the advanced set-tops and systems capabilities required to compete effectively.

Cable can compete effectively because it has a superior platform with two technical attributes that competitors do not have: a two-way broadband network to facilitate interactivity and high bandwidth per subscriber, to enable broad deployment of high-definition and targeted video services.

Network-based on-demand television is a capability that satellite and stand-alone products can not replicate because they have a very limited bandwidth per subscriber and because they lack a two-way broadband network. We continue to receive encouraging data about our customers’ progress with these services, which include video-on-demand, subscription video–on-demand, and free-on-demand. For example, 40 percent of Time Warner Cable’s 132,000 San Antonio-area digital customers are now using these services, according to an account in the San Antonio Express-News.

Availability of network-based on-demand services is growing. Multichannel news reported this week that Showtime On Demand is now available to 4.5 million digital homes. HBO On Demand and other SVOD services are also expanding their availability. Price points appear to be between $3.99 and $6.95 per month. Although SVOD currently represents 75 percent of the total on-demand sessions, movies on demand may increase in popularity as content windows improve. We believe that on-demand availability of a combination of movies, subscription content, and free content will be an important factor in differentiating cable from satellite.

A second component of a successful cable strategy is digital video recording. We believe that the combination of network-based on-demand television and DVR functionality in the cable set-top can successfully differentiate cable from both satellite and stand-alone DVR competition.

DVR is not the same thing as network-based on-demand television. We believe that the two services are complementary. DVR allows the consumer to pause live TV and gives consumer control over recording and play-back of all broadcast content — both analog and digital channels, as well as on-demand content from the network. VOD and SVOD gives digital subscribers real-time access to content and control over selected content stored in the network.

We believe that a DVR product can successfully appeal to a broad cross-section of consumers, including analog subscribers. In a recent survey of 300 Explorer 8000 home entertainment servers, we learned that users span a wide range of demographics. Only about a quarter of users described themselves as early adopters.

The results of the survey show that consumers really like the service. At a small number of initial sites, it appears that the adoption rate of the Explorer 8000 home entertainment server has been as high as 2.5 percent of the digital subscribers per month. This data is consistent with published reports that the penetration rate in Time Warner Cable’s Rochester NY system has reached 12 percent of digital subscribers. Of course, the adoption rate may vary considerably, depending on pricing and promotion.

There is strong evidence that consumer television watching habits change drastically when they begin using the DVR. Among our early users, 52 percent of those surveyed reported that they watch programs that have been recorded by the Explorer 8000 home entertainment center instead of checking what is currently available on live TV. The ease of use and changes in television viewing habits would suggest that this product should reduce churn, although we do not have definitive data yet.

In systems that have launched DVR, the mix of Scientific-Atlanta’s set-top shipments has shifted toward DVR products.

We believe that the fast processor, large disk drive, and connectivity to an interactive network can make the Explorer 8000 home entertainment server a natural platform for a variety of new entertainment applications. TiVo has demonstrated that the DVR platform can evolve to include next generation services on a home network. Cable’s advantage over TiVo and satellite is the ability to use the high-speed two-way cable network and the hard drive in the set-top to selectively download content such as music and photography to each subscriber. We believe that the cable operator also will be able to network these services throughout the home.

Our Explorer 8000 home entertainment service is now deployed in a number of Time Warner Cable divisions, in a couple of Cox locations, and at Videotron in Canada. Although initial results have been very encouraging, we need to expand our customer base and broaden the deployment at existing customers before this product can reach full potential.

We believe that high-definition television is the third component of a successful competitive strategy. Progress is being made as more cable systems offer the service, as more programming is available, and as more consumers buy new HD televisions.

Cable operators are making high-definition programming available to more consumers. As of the end of February, HD programming was available over cable in 73 of the top 100 metropolitan areas, according to the NCTA. The NCTA also reports that more than 45 million US TV households are now passed by cable systems that offers HD.

More content is becoming available in HD format. We believe that the availability of large amounts of HD content from highly popular networks like ESPN will lead the way to vast improvements in HD content availability from other programmers.

The market for high-definition television sets continues to grow. The Consumer Electronics Association reports, as of the end of February, the cumulative shipments of HD televisions had reached five million units. Approximately 80 percent of these are purchased without an integrated receiver. The addressable market for HD cable set-top products is in the millions of units. To date, we have shipped 247 thousand HD set-tops, including 54 thousand in the current quarter [CORRECTION: “current” quarter should be Q3 FY03].

Turning now to high-speed data,

High-speed data services continues to be a very successful offering by cable operators. We continue to expand our product line and add new features to existing products. Early in the quarter, our WebSTAR DPX2100 cable modem received DOCSIS 2.0 certification, making it among the first products to receive that status.

DOCSIS 2.0 is backward compatible with earlier versions of DOCSIS products. It enables cable companies to increase by a factor of three the speed of the return path for networks as compared to DOCSIS 1.1, or a factor of six compared to DOCSIS 1.0.

Last week, our DPX2100 modem received DOCSIS 2.0 re-certification, and our DPX100 modem received DOCSIS 1.1 re-certification. Software for both products has been updated to add functionality and enhanced performance.

Turning next to transmission products,

As interactive services continue to expand, operators need an efficient, cost effective scalable transport system to carry these services. To meet this need, we have developed and begun deployment of a new end-to-end transport architecture. This architecture consists of three parts:

•	First, our PRISMA transport products, provide 1, 2.5 and 10 Gigabit speeds, industry leading payload efficiencies, and integrated layer 2 switching.
•	Second, the Continuum® DPX [CORRECTION: “DPX” should be “DVP”] Dense QAM array, provides both cost and space efficiencies for hub deployments.
•	And third, our ROSA™ management system provides scalable provisioning and management.

These deployments are expanding our reach beyond S-A headends to provide transport in our competitors’ headend footprint.

Continuing growth of data subscribers also drives capacity requirements on the transport network. We are beginning to see MSOs embrace the concept of a multi-purpose, or converged, transport network, yielding efficiency on both first-cost and on-going operational costs as video and data services scale.

PRISMA IP™, our resilient packet ring based optical transport platform, is designed to optimize these multi-service network deployments. Key design characteristics of the PRISMA IP include robust ring design, low latency and jitter, flexible provisioning, and a variety of I/0 choices for video, data, and voice traffic.

PRISMA IP is currently deployed in 17 sites, carrying a wide variety of traffic, including broadcast video, T1 circuits, VOD, Ethernet packet, and dedicated optical traffic.

Further out, as HDTV traffic increases, operators will require more forward digital bandwidth. This may create opportunities for video encoding and transport equipment.

For network operators in Europe, we’ve designed an architecture that enables a more variable cost-based business model. The first customer acceptance of this new architecture was achieved in the quarter, and the network is currently being installed.

Digital technology is also continuing to change the way content is delivered to cable headends. In the past several weeks we announced four cable networks have chosen Scientific-Atlanta’s PowerVu® digital technology for program distribution. They include Turner, Lifetime, The Outdoor Channel, and A&E.

We continue to serve a broad international customer base. In the third quarter, we shipped products to more than 140 customers in 60 countries. Currently, the outlook in Latin America is limited by a difficult economic climates in many of the countries. The environment in Asia is mixed.

In Europe, 2003 is a year of restructuring for many of our operators. The emergence of several operators from restructuring is a positive first step. These operators must build business models that can generate revenue from new services without expensive up-front network upgrades.

In summary, we had another good quarter in an environment that remains mixed. The increased acceptance by our customers of new products in the past several quarters reinforces our belief that innovation continues to be an important driving force in the cable industry. We intend to continue to be an innovation leader in the industry, amid the current economic and industry uncertainty, and we intend to maintain our focus on execution.

Now we’d be pleased to take your questions.

THE OPERATOR:

(CALLER INSTRUCTIONS FROM CLIENT INSTANT ACCESS). Jason Ader with Thomas Weisel Partners.

THE CALLER:

Good afternoon. I have a couple of quick questions. Am I doing the math right, on the commentary on the 50 percent, of boxes being from DVR, HD or integrated DOCSIS, that, that would mean you would have to have sold more than 300,000 boxes of the 4200, because that is the only box — my understanding — that is the only box you have with an integrated DOCSIS modem. Am I doing the math right?

MR. JAMES MCDONALD:

You are close.

THE CALLER:

Okay. The other question is, on the PVRs, how many PVRs now are in backlog? Because you mentioned at the end of last quarter that you had 200,000; now you sold

106,000. Did that backlog stay the same? Did it drop a lot? I’m trying to get a sense of whether for — new bookings for the PVR?

MR. JAMES MCDONALD:

I will let Wally answer that one.

MR. WALLACE HAISLIP:

We do not typically disclose the mix of set-tops in our backlog. And we have not this quarter. Last quarter, we disclosed the number of Explorer 8000s in the backlog, because we had received a major order. However, at the beginning of the ramp up of advanced set-tops, these orders are very lumpy. We did not receive a significant order for Explorer 8000s in the March quarter.

THE CALLER:

Okay. The last question and then I will pass the baton here. On the ASP’s, Wally, could you tell us — sort of some order of magnitude how much they changed? Obviously they went up on the set-tops. Was it — by my calculations, it was somewhere around $30. Does that sound about right?

MR. WALLACE HAISLIP:

We have not, for quite some time, indicated the — exactly what our average selling price is. I would make two comments, though. One is, if you take the base set-top, the 2200, 3000 type series, and look at that over the last year, those prices have declined about 10 percent during the year. If you then look at the fact that we — our current set-top volumes are — include a significant mix of 8000s and HD products, that mix does result in a favorable price situation. And during this quarter, prices did trend up. But I will not indicate how much.

MR. JAMES MCDONALD:

I think for a number of quarters, you know, we have contended, that as the competition in the video market between satellite and cable continued to increase, that this thing would primarily be competed on in functionality, which meant that we would see a movement more toward higher-end set-tops; and I think obviously, in the quarter, we saw that.

THE OPERATOR:

Alan Bezoza with CIBC World Markets.

THE CALLER:

A couple of questions. First, on the Explorer 8000. Given the functionality that the box currently has, with respect to record, fast forward and rewind, is there any other, you know, kind of new or premium functionality that the box offers? Or is there anything limiting you from offering more premium functionality, how about TiVo with their recording your favorite actor kind of concept, or their season pass offering? Is there any chance that they have to prevent you from offering a further box?

Second was on the gross margin side. Were there any accruals this quarter that were reversed that would help your margins? That is the first question on the gross margin side. Where do you think that these margins trend? Is there any reason why these margins could not be sustained, given the price pressures that you are seeing from the operators?

MR. JAMES MCDONALD:

Why do not we let Michael answer the question about the expansion of the functionality of the 8000 family over time. And then we will have Wally answer the gross margin.

MR. MICHAEL HARNEY:

I think, if you look at the 8000 platform, there is a lot of functionality in that product that we’re not probably leveraging today. For example, our — if there is an 80 gig. drive, and it does include a partition that is set aside for applications, so there is certainly the capability of a download to that partition — application is a little different from the ones we are offering today.

It also has a high-speed two-way modem in it, that has its own dedicated processor, so that it can run at very high speeds. And currently, we do not actually utilize that functionality. Obviously, our boxes for years, have always had the capability to upgrade the software; and that capability is included in the 8000.

THE CALLER:

(multiple speakers) I was going to say, before Wally’s answers in, on the functionality side, what other functionality is there besides just recording video as well as fast forwarding and rewinding? Is there any kind of season pass offering, much like TiVo has?

MR. MICHAEL HARNEY:

In the current software, there is not.

THE CALLER:

Is there any patents that would not allow you to do that.

MR. MICHAEL HARNEY:

Say it again.

MR. MICHAEL HARNEY:

Is there any patents that would not allow you to do that? Say it again?

THE CALLER:

Are there any patents that TiVo possesses that might limit you from doing that?

MR. MICHAEL HARNEY:

Yeah I know. It is not a question I would be in a position to answer on this phone call.

MR. JAMES MCDONALD:

I think basically, though, there is no reason that you cannot extend this thing, technically. In fact, we would anticipate that, once you include, as I said, a fast processor, and a significant amount of storage, that you know, this platform probably has a life of many, many years of things that can be added to it.

MR. MICHAEL HARNEY:

I think one other comment is the software stack (inaudible) in the 8000, we actually did two intellectual property deals with two small companies; and in the process of acquiring the technology from those companies, we also acquired licenses to all their patents. So we have been trying to cover that issue as we go along.

MR. JAMES MCDONALD:

Wally, the gross margin?

MR. WALLACE HAISLIP:

With regard to the gross margins, there were no significant accruals that were reversed that created a favorable, or added, that created a negative impact on margins during the quarter. But, I would remind you that the margin change, quarter-over-quarter, of 31.6 percent to 34.1 percent — you have to consider the fact that, included in the 31.6 percent was the Callahan adjustment related to the completion of that contract situation, and a loss that was taken that impacted margins last quarter by 2.3 points, and that is a significant part of the variance between the two quarters.

With regard to your comment about trends, as we have indicated before, we are not giving guidance. But, we have made comments. And I believe that comment still applies, that two things. One, certainly, our margins are significantly influenced by the mix of our products, especially as we introduce new products at lower margins. So, the larger the volume of those products would have an impact on our margin.

But, given that situation, we have indicated in the past that we believe, in the short-term, in the next three to six months, that we believe that margins can be maintained in the 33 percent plus range, and we still have that opinion.

THE CALLER:

Great. One last question — on the QAM — how many QAM modulators did you ship in the quarter?

MR. JAMES MCDONALD:

Hold on just one second. We shipped 597 QAM modulators.

THE CALLER:

Thanks, guys. Happy Easter.

THE OPERATOR:

Monica Gould with Credit Suisse First Boston.

THE CALLER:

First I was wondering if you could talk about 10 percent customers in the quarter, who they were and how much they contributed to sales?

MR. JAMES MCDONALD:

We had three 10 percent customers in the quarter. First, we had Comcast — a 10 percent customer; AOL/Time Warner, and Cablevision.

THE CALLER:

Can you talk about cumulatively, how much they contributed?

MR. WALLACE HAISLIP:

I will answer that — if you take those three customers — those three customers made up more than 55 percent of our total revenue for the quarter.

THE CALLER:

Does that suggest less than 60 percent, kind of in that range?

MR. WALLACE HAISLIP:

That suggests more than 55 percent.

THE CALLER:

Okay. You had solid momentum with Cablevision as well as the PVR boxes, which would suggest your visibility is improving, and things are kind of starting to stabilize in — excluding those customer basis. I wonder if you could talk about your visibility a little bit, and, you know, if that is going to help you start to be able to give guidance in the future?

MR. WALLACE HAISLIP:

I think, that, as we indicated in the conference call in Jim’s comments, the backlog — our current bookings policy of six months, we obviously have a backlog that is significantly less than six months. And that is a reaction of our customers, in our opinion, seeking to optimize their capital expenditures, and manage — improve the management of those capital expenditures. And that actually gives us a little less visibility, and requires a little more book-ship during the current quarter than in the past.

THE CALLER:

You mentioned the backlog is less than six months now. How much less would it be?

MR. WALLACE HAISLIP:

Well, we …

MR. JAMES MCDONALD:

Depends sales are going to be. We indicated that the backlog was $340 million for the quarter. We had sales of $383 million this quarter.

THE CALLER:

Then, one last one. To date, you shipped about 230,000 DVRs for Explorer 8000. Do you have any sense of how many subscribers are actually using those boxes, or how many subscribers your customers have signed far? And if they are taking more than one box per home?

MR. JAMES MCDONALD:

I think in reality, we need to let you get that information from the individual MSOs. We do not want to get out in front of them.

THE CALLER:

Okay. How about the boxes per home — are any of your customers seeing instances of — you know, more than one box being deployed?

MR. JAMES MCDONALD:

I think we will let them make those statements too.

THE OPERATOR:

Rob Sanderson with American Technology.

THE CALLER:

I have a couple of questions. First, can you give us a sense of pricing on HDTV versus standard definition digital? I know (inaudible) receivers are quite expensive, and cable is probably no where near that. Can you give us a sense of what their major cost savings are versus the off-air stuff?

MR. WALLACE HAISLIP:

As we have indicated, we do not give pricing. But we have indicated in the past, and that is consistent with today, that in general, the price differential between the standard boxes, the 2200, 3000 boxes that we shipped and the HD — complementary HD products, have a price differential that ranges upwards of $50.

MR. JAMES MCDONALD:

I think, if you are trying to relate that to what does the end consumer pay, my personal experience is I paid about $700 a piece for a couple of off-air HD receivers. So, in general, if you buy a stand alone receiver on a off-air environment, you would tend to pay more — the consumer would tend to pay quite a bit more.

THE CALLER:

I’m sure that the margins on those boxes at retail are not — I mean there is definitely some cost savings, cost differential. Can you sort of walk us through that?

MR. WALLACE HAISLIP:

We do not comment on the margins of individual boxes.

THE CALLER:

All right. Second question, on your home entertainment server strategy — the question I have, is why is the Explorer 8000 not have ethernet yet? I assume that’s because your customers are not asking for it. But, if MSOs want the set-top to be the primary home gateway, why not ethernet?

MR. MICHAEL HARNEY:

It is optional, so they can choose it if they like. The product also has 1394 ports, and the product also has USB ports. I think they feel like they have got enough ports already.

THE CALLER:

Do you expect — do you see a trend towards more ethernet coming into it? Or are they holding off for now?

MR. MICHAEL HARNEY:

Currently, I don’t see that trend.

THE OPERATOR:

Scott Coleman with Morgan Stanley.

THE CALLER:

To follow up on the gross margin question, last quarter, you said that your new high-end set-top boxes were operating below the corporate gross margin, as expected, given the early stage of the product cycle. I’m wondering if you could give us an update there?

MR. WALLACE HAISLIP:

I think in the past, we have indicated that, when we do introduce new products, such as the 8000, or the DOCSIS product or HD, that we do introduce those products at a lower than the standard set-top or company average set-top margins. And we have indicated that it takes 18 months to two years in order to make the cost improvements necessary to move those toward a more reasonable margin. And I would only indicate that we are making continued progress in that area.

MR. JAMES MCDONALD:

This is not unusual. It happens on all our products; it happens on our first generation digital. As you build volume, and you get more leverage in your production as well as your procurement, and over time, your — our engineering people are very good at taking cost out of products.

THE CALLER:

So it’s fair for us to conclude that we are part way, but still at the beginning of that ramp?

MR. JAMES MCDONALD:

Yeah, the answer is on both volume and cost reductions.

THE CALLER:

Great. And second, I guess it was almost a year ago that you announced a workforce reduction at your manufacturing plant. I’m wondering if you could just give us an update as to whether or not you’ve reinstituted a third shift down there? And what your capacity is based on your current set-top box footprint?

MR. WALLACE HAISLIP:

We have not reinstituted a complete third shift introduction. But obviously, with the significant increases over the last two quarters, related to set-top volume, we have increased employment at Juarez during the last 90 days.

THE OPERATOR:

Steve Levy with Lehman Brothers.

THE CALLER:

This is actually Randall Konik for Steve Levy. Just a couple of quick questions. Last quarter, you gave some directional sales trends of your major customers. I was trying to get a sense of, if you could provide us with those same directional sales trends for the same customers this quarter, mainly Cablevision, Comcast, Adelphia, Cox, AOL and Charter like you did last quarter?

The second question is, if — you spoke about the box pricing trends on the base boxes, namely the 2200 and 3200 series being down about 10 percent during the year. If we think about the HD and PVR set-tops, going forward, and maybe assume that, you know, box prices decline another 10 percent during the year, you know, do you think at the higher end HD and PVR set-tops follow a similar pricing decline pattern, or a slower pattern? Thank you.

MR. WALLACE HAISLIP:

The first thing is, I’m relatively certain we didn’t give any trends for customers in the future quarters. And I’m sure we did not give any future pricing either. So, we do not want to get into the future quarters.

THE CALLER:

Not future quarters, but on the last quarter conference call, you indicated that AOL Time Warner sales were down from the prior quarter. Just trying to get a sense, you know, again, these customers — the sales to these customers compared to the December quarter results.

MR. JAMES MCDONALD:

Clearly, to get to 925,000 set-tops, most of them were up; not across the board, it is uncertain, you know — I don’t know if we want to break — I don’t know about breaking it out.

MR. WALLACE HAISLIP:

Last quarter, we had the introduction of Cablevision. And, as a result, we gave some indications because of that significant introduction. But on a traditional basis, we do not comment about individual customers sales trends. Last quarter was a unique situation because of the significant introduction of Cablevision.

THE OPERATOR:

Greg Mesniaeff with Friedman Billings Ramsey.

THE CALLER:

Thank you, and good evening. Wally, I have a question regarding one of your 10 percent customers in the quarter — namely, Comcast. I guess I can phrase the question one of several ways which makes you feel the most comfortable. Basically I’m trying to get to a ratio of subscriber to transmission sales to Comcast, vis-a-vis, the other MSOs. Or, alternatively put, how much transmission equipment did Comcast buy from you? And some metric to indicate that they are aggressively deploying that equipment to rebuild the AT&T plant.

MR. WALLACE HAISLIP:

We obviously are not going to break things down in that level of detail. I will make three comments. One is, that both subscriber and transmission were significant participants in making — in contributing toward Comcast being a 10 percent customer. Second, that transmission was larger than subscriber, and that total mix. Thirdly, that the ARRIS acquisition was a benefit to transmission in achieving that accomplishment.

THE CALLER:

Thank you. That is very helpful. And just as a quick follow up to that, could you give us some indication as to what percentage of transmission sales were service, and systems integration-type work? And how that compares to the previous quarter?

MR. WALLACE HAISLIP:

I think that, beyond transmission and subscriber and some individual comments that we make about volumes in set-tops, that we do not choose to break down our sales levels in any granularity. But, I would tell you that from a service perspective, service is a component of both transmission and subscriber, but not a significant, as of yet, in volume, although extremely important part of that volume.

THE CALLER:

Okay. I guess, since we are on the topic of the DVRs, any thoughts or data points you can give us on what MSO customers are asking for? Or I’m looking for, in terms of how to justify putting such an expensive piece of customer premise equipment on their balance sheet, and how they are dealing with that issue?

MR. JAMES MCDONALD:

Well, I think the customers probably ought to answer that. One is, if you look at it from an economic model standpoint, you can show that the incremental cost over a standard set-top actually produces more incremental profit than the base set-top does. So, you can clearly demonstrate it is profitable service.

I think the second thing to kind of focus on, is that once you sell a PVR, you are dealing with about a $70 a month customer; and a key focus for our customers is maintaining the total subscriber base for the video customers. As the satellite guys aggressively deploy this, I’m sure they look at the cost of the set-top, and they look at the $70 a month, and it produces a pretty good economic return.

THE CALLER:

Okay. Thank you very much.

MR. JAMES MCDONALD:

It is a very competitive marketplace out there, for these customers, today.

THE OPERATOR:

Larry Harris with H.C. Wainwright.

THE CALLER:

I had to step off the call for a minute; I apologize if these issues were addressed. Is the 4200 model — is that now being sold to multiple customers beyond Cablevision?

MR. WALLACE HAISLIP:

We have shipped the product to other customers — not U.S. customers.

THE CALLER:

I see.

MR. MICHAEL HARNEY:

The only adjustment I would make to that is, we have shipped a DOCSIS product, albeit slightly different, than the Cablevision products, to multiple customers, like Jim said outside the country.

THE CALLER:

I see. I recall you had some similar models that went to the UK a few quarters ago, right?

MR. JAMES MCDONALD:

That is correct.

THE CALLER:

With respect to the new HD model, which I guess you’re going to be shipping this quarter, could that — I know new models initially come in at lower gross margins — could that perhaps be an exception, because you are going to be using the 3200 footprint?

MR. JAMES MCDONALD:

We will let Michael answer that one.

MR. MICHAEL HARNEY:

It’s sort of a two-sided question. It turns out that this will be our third generation HD box. So, from that perspective, the cost efficiency of the products have improved. But the second part of the question — does that product include for the first time the so-called digital video interface? And so, you have got a third generation HD box with a first generation DVI interface. So, it is sort of a mixed bag.

THE CALLER:

I see, I see. It looked like there was significant improvement in terms of the working capital in the quarter — the receivables and inventory. Was there any significant change in linearity in this quarter, say, versus the December quarter? Or was the December quarter affected by, say, Christmas shutdown?

MR. WALLACE HAISLIP:

I think that your comment is very perceptive, Larry. The linearity of this quarter was improved over last quarter, and that did help in achieving the DSO that we were able to achieve during the quarter. Obviously, if you ship units — if you ship product toward the end of the quarter, you have less of an opportunity to collect. And therefore, when it is a little more linear, you have a greater opportunity to collect. And, we executed on that collection process, given the linearity.

THE OPERATOR:

Todd Koffman with Raymond James.

THE CALLER:

Following up on that linearity and the very strong — over 900,000 digital set-top units performance — can you comment on the MSO customers’ inventory levels of digital setups to date?

MR. JAMES MCDONALD:

I think we have talked a number of times. We have visibility to what we shipped. What we don’t have visibility to is the ones that come out of the house and get reapplied. So, you have to get that information from the customers.

THE OPERATOR:

Tal Liani with Merrill Lynch.

THE CALLER:

It’s actually Tonia calling on behalf of Tal. Would you say that Cablevision was — the shipments to Cablevision were relatively in line with what you shipped in the December quarter?

MR. WALLACE HAISLIP:

Other than to comment that they were one of the top three customers, therefore, they had very significant shipments in the quarter, and, as Jim’s comment was made that we were up significantly, and therefore, all three of those top three customers had to contribute significantly, we would rather not comment.

MR. JAMES MCDONALD:

You can do a little mathematics on the model mix and figure out some of it.

THE CALLER:

No, I did it. Okay. All my other questions have been answered. Thank you.

THE OPERATOR:

Daryl Armstrong with Smith Barney.

THE CALLER:

I know that you guys talked about customers ordering more — more on a just in time basis, and that — that trends impact on your backlog. Most of the MSOs have been talking about that for the last few quarters. Did you guys actually see a marked change in their behavior this quarter? And that contributed to the backlog in the book-to-bill ratio, that you guys posted?

MR. WALLACE HAISLIP:

I think if you were to notice the bookings versus sales trend for the last three quarters, you will note that this is a situation — and the backlog, you have noticed that this is a trend that has been going on with us for several quarters. And we actually commented on it last quarter, too. This was just a continuation of that trend.

THE CALLER:

And so, would you expect this trend to continue, going forward? Or have we, you know, do you think that things are stabilizing? And that everyone is pretty close to a just in time as they are going to get?

MR. WALLACE HAISLIP:

I think, with respect to that, since we are not giving guidance, we would like to report on the trend as it occurs. It certainly — they are — they would appear to be — certainly taking advantage of the capacity level that we have to issue orders on a much more of a just in time process than they have before.

THE CALLER:

Just one last question. Did any of your customers comment on weather conditions, in terms of causing that to maybe cause them to defer some activity from, you know, from the March quarter?

MR. JAMES MCDONALD:

Not that I am aware of.

THE OPERATOR:

Alan Bezoza with CIBC World Markets.

THE CALLER:

I had two questions. First, were there any significant shipments of the Explorer 1800, 1850 series, the low-end box? And the second question is revolving on the high-def. box. Were there any component problems this quarter that may have delayed any shipments, in this quarter, or future quarters? And what is that impact, if that did happen this quarter?

MR. JAMES MCDONALD:

I think a couple. One is, we do not break out the models that way. So I do not want to comment on the shipments of the 1800.

I think, relative to the high-end, we did ship all the HD set-tops that we had. So, a lot of it is, as our customers move to much shorter order cycles, if the demand switches on them, the answer is, it results in some allocations.

THE CALLER:

I’m sorry. Maybe you misunderstood my question. Were there any component problems that were on the high-def. box?

MR. JAMES MCDONALD:

I don’t know of any component problems.

THE CALLER:

Okay. Do no returns?

MR. MICHAEL HARNEY:

Pardon?

THE CALLER:

You did not see any returns in the quarter? Or any issues of high-def. boxes?

MR. MICHAEL HARNEY:

No. I have — two comments. We — the demand for HD in the quarter was higher than we had planned. And, as someone mentioned already on the call, we were transitioning to the 3250 product within the quarter. So, we did, and our customers all want to approve the product before we start shipping it to them. So we did run into a situation in the quarter where we ran out of our 3100 HDs, and we had customers who were not approved for the 3250 HD; and we did go off and buy more parts. And there was certainly a period of time where people wanted 3100s and we did not have the parts.

The other thing that we have been doing, not material, at all, but we built our first generation product two or three years ago. And we are under various commercial arrangements, bringing those boxes back, and trading them up. So, maybe that is something you picked up.

THE OPERATOR:

Nikos Theodosopoulos with UBS Warburg.

THE CALLER:

This is actually Long Jiang asking a question for Nikos. I have a question, first on the — a clarification rather. You mentioned the high-def. and 8000, plus the set-top boxes with embedded DOCSIS accounted for more than 50 percent. For these embedded DOCSIS, does it include the euro-DOCSIS?

MR. MICHAEL HARNEY:

The DOCSIS products that we sell in the U.S. — no. But we have international versions that do include euro DOCSIS as well with our modem product family.

THE CALLER:

Just to clarify, when you say more than 50 percent — does, you know — do you count the 4200 DVB version into the 50 percent?

MR. MICHAEL HARNEY:

We included — for that calculation, we included only the 4200. (multiple speakers) U.S. (multiple speakers).

THE CALLER:

Thank you. The question here is on the operating expense. I think in August, last year, you mentioned you did some restructuring, and you are targeting to show $40 million in annual cost savings, starting from the second half of this fiscal year. I think that is from this quarter. But, on the other hand, your income statement shows just modest decline in operating expense. I know acquisitions could be a factor here. But can you just provide more insights as to cost cuts, and your progress so far?

MR. WALLACE HAISLIP:

Sure. I think, last year, at the time that we made this adjustment, we indicated two things would be impacted. One is that the consolidation of Atlanta manufacturing into Juarez would have benefits in margins, and we have seen that for the last three quarters. So that does have — we have achieved all the benefits there that we anticipated.

Secondly, we indicated that below the line that the expenditures — the reductions that we were taking would tend to move expenses to the $80 million a quarter level. If you look at and analyze this quarter — of the $86 million level — it contains two items that we did not have in those numbers last year. One is we indicated this special restructuring cost this quarter was $3.6 million. And, in addition, costs associated — below the line costs associated with the two acquisitions that we made in the second quarter — ARRIS and ChanneLogics — adds about $2 million associated with below the line costs. When you consider those two items, we believe we are right on track in accomplishing the goals that we announced last year.

THE CALLER:

So part of the targeted cost savings actually went in the cost-of-goods sold.

MR. WALLACE HAISLIP:

That is correct.

THE CALLER:

Okay. May I ask — can we say all of your targeted cost savings have been fully materialized so far. . . at this point?

MR. WALLACE HAISLIP:

In last quarter, we indicated that the complete finalization of those benefits would achieve — would be achieved by year-end. So, we are not quite finished. But it is nearly 100 percent complete.

MR. JAMES MCDONALD:

In the comments, I indicated that we will have a $3 million charge in the fourth quarter. So, part of that actually goes through the fourth quarter.

THE CALLER:

Okay. Okay. I appreciate it. Thanks.

THE OPERATOR:

Monica Gould of CSFB.

THE CALLER:

Just going back to the 10 percent customers one more time. Last quarter, Cablevision was, by far, the largest customer. I’m wondering if you could comment if that was the same case again, this quarter?

MR. WALLACE HAISLIP:

Monica, you certainly have concluded that Cablevision was by far the largest customer last quarter. We indicated that we had two top 10 customers last quarter, and then gave the combined percentage that it was greater than 50 percent, I believe. I do not believe we named the number one customer during the quarter. That is certainly part of your analysis. And this quarter, we do in the past, just as in the past, we indicate who the 10 percent customers are, but we do not indicate the order in which they are.

THE CALLER:

In the past, you have given Time Warner’s as a percent of set-top shipments. Would you be willing to talk to that again?

MR. WALLACE HAISLIP:

No, we would prefer not to — now, in the past, we have given Time Warner’s, simply because they were, by far, the largest customer being given. With the introduction of QVC, excuse me — CVC, that is no longer — that difference is no longer as great, and as a result of that, we are not going to give that information out.

THE CALLER:

Okay. And one last thing, if I could talk about transmission for a moment. If I make adjustments to last quarter revenue, you had a contract termination payment that was, I believe, included in the revenue last quarter. But you only had one month of ARRIS. If I make adjustments for a full quarter of ARRIS, it looks like you would have had somewhere around a 10 to 20 million sequential decrease in transmission revenue, first? Is that math correct? And second, is that a function of seasonality, weather, or is it a function of some of the customers other than Comcast kind of slowing down the upgrades?

MR. WALLACE HAISLIP:

Why don’t we let Dwight answer that?

MR. DWIGHT DUKE:

I think the overall issue continue. We’re happy with how the ARRIS acquisition is going, and how our relationships are improving at Comcast. With the transmission business, it tends to be a difficult business right now. We are staying, they are staying focused on it, and doing what we can to keep gaining share.

THE OPERATOR:

Jason Ader with Thomas Weisel Partners.

THE CALLER:

Wally, on the — could you give us the D&A and CapEx for the quarter, please?

MR. WALLACE HAISLIP:

Excuse me? Could you ask the question again?

THE CALLER:

Could you give us the D&A and the CapEx for the quarter?

MR. WALLACE HAISLIP:

The CapEx for the quarter was $5.6 million. [CORRECTION: The Company’s CapEx for the quarter was not $5.6 million, it was $5.2 million.] The depreciation/amortization was $15.7 million.

THE CALLER:

Okay. Your — I mean this is the strongest free cash flow quarter you have had in a long time. Is that fair to say?

MR. WALLACE HAISLIP:

That is fair to say.

THE CALLER:

Okay. Thank you.

MR. JAMES MCDONALD:

I would also that you know, it is $300 million through the first three quarters. [CORRECTION: $300 million is not the Company’s “free cash flow,” which is a non-GAAP financial measure that the Company does not provide. The Company’s Cash Flow From Operations for the nine months ended March 28, 2003 was $300 million.]

THE OPERATOR:

Rob Sanderson of American Technology.

THE CALLER:

Motorola, yesterday, they said they expect cable industry spending to be down 10 to 15 percent in 2003. I understand that you guys are benefiting from a big ramp at digital Cablevision; also got the ARRIS acquisition, that is incremental for you in ‘03. But would you care to either endorse or refute Motorola’s claim?

MR. JAMES MCDONALD:

I would not want to endorse or refute it, but I would make a point, that, as we talked about, a lot of our sales are coming from new products.

THE OPERATOR:

Naton Eachem from Eachem Capital.

OPERATOR:

Needham & Company. We cannot hear you.

THE OPERATOR:

Gentlemen, we will move to our next question, coming from Ethan Hugo of Minot Capital.

THE CALLER:

Can you hear me? I had a question about the — again on the depreciation. You said 15.7 million in this quarter. Can you tell me what it was last quarter? And I am curious just because — just looking at the balance sheet, you reported — it shows that your accumulated depreciation and amortization went up by about 1.9 million, sequentially. And it has been going up at a significantly higher rate than that in the last couple of quarters. So I was just wondering why there was a significant change. Why it was so much lower this quarter?

MR. WALLACE HAISLIP:

The depreciation and amortization is significantly impacted by the amortization of intangibles. And as we move away from the amortization, especially at BarcoNet — as we moved further away from the timeframe that we initially purchased that throughout the quarters, that will continue to decline, as we go through the period. We have no significant change in the last couple of quarters in the depreciation amount. It is strictly related to the amount of amortization of intangible assets associated with the acquisitions that we have made.

THE CALLER:

So, the amortization of those acquisitions went down by something close to 7 or 8 or 9 million, sequentially, from the last quarter to this quarter?

MR. WALLACE HAISLIP:

No, they did not.

THE CALLER:

Can you give me a ballpark of how much those went down sequentially, or how fast they are dropping off?

MR. WALLACE HAISLIP:

I think that our records show the depreciation and amortization in Q2 was $20 million. This quarter, it is $15.7 million. And approximately $2 million of that, in this case, is associated with amortization of intangibles. And the rest of it is associated with depreciation. We are going through a period in which, because we have not had any significant growth, we do not have a need to add significant capital. So, there is no new depreciation being added. So, I probably should have amplified that as well as the depreciation and amortization.

THE CALLER:

Right, because your CapEx depreciation is sort of . . .

MR. WALLACE HAISLIP:

That’s correct.

THE CALLER:

Right, okay, thank you.

THE OPERATOR:

Naton Eachem of Eachem Capital. Mr. Eachem, your line is live. Do you have a question? Mr. McDonald, do you have any closing comments you would like to finish with, sir?

MR. JAMES MCDONALD:

No, that is it. I would like to thank everybody for joining this evening. If you have any questions, if you get those to Tom Robey, we would be glad to get them answered for you. Once again, thanks, and have a good evening.

THE OPERATOR:

Thank you, ladies and gentlemen. That does conclude Scientific Atlanta’s Q3 fiscal year 2003 earnings conference call. You may disconnect your phone lines at this time, and have a great day.

Information Not Stated in Conference Call

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements

(Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, PowerVu, PRISMA, and Continuum are registered trademarks of Scientific-Atlanta, Inc. WebSTAR and PRISMA IP are trademarks of Scientific-Atlanta, Inc. ROSA is a trademark of Scientific-Atlanta Europe N.V.